SUB-ITEM 77Q2

FEDERATED ENHANCED TREASURY INCOME FUND ("FUND")


Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of any Forms 3, 4 and 5 and/or representations furnished to the Fund, each of P. Jerome
Richey, John T. Collins, Lori A. Hensler, J. Andrew
Kirschler and James Chelmu filed an Initial Statement of
Beneficial Ownership of Securities on Form 3 after the required time period due to an administrative oversight.
Each Form 3 filing showed no ownership of Fund shares and each person has made no transactions in Fund shares since becoming a Section 16 reporting person.